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INFORMATION REQUIRED IN PROXY STATEMENT

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Guilford Pharmaceuticals Inc.

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April 5, 2004

Dear Stockholders,

      You are invited to attend our Annual Meeting of Stockholders, on Wednesday, May 5, 2004, at 10:00 am, local time, at our research and development facility at 6411 Beckley Street, Baltimore, Maryland 21224.

      Stockholders of record can vote their shares by completing the enclosed proxy card and returning it promptly in the pre-addressed, postage paid envelope provided. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to attend the meeting, please check the appropriate box on your proxy card. Our research and development facility is handicapped accessible. Additionally, if you need any other special accommodations, please indicate those on your proxy card.

      Thank you for your continued support.

Sincerely,

Craig R. Smith, M.D.
Chairman of the Board, President
and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Please vote by signing, dating and returning

the enclosed proxy card

GUILFORD PHARMACEUTICALS INC.

6611 Tributary Street
Baltimore, Maryland 21224
April 5, 2004

NOTICE OF MEETING

       The Annual Meeting of Stockholders of Guilford Pharmaceuticals Inc. (“Guilford” or the “Company”) will be held on Wednesday, May 5, 2004 at 10:00 a.m., local time, at the Company’s research and development facility at 6411 Beckley Street, Baltimore, Maryland 21224. The items of business for the meeting are:

1.	The election of directors to serve on the Company’s Board of Directors for a term of one year and until their successors are elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Company’s independent auditor for 2004;

3.	The amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of our common stock from 75,000,000 to 125,000,000; and

      4. Such other business that may properly come before the meeting.

      These items of business are described in more detail in the attached proxy statement. Only stockholders of record at the close of business on March 19, 2004 (the “Record Date”), are entitled to vote at the meeting, or any adjournment thereof.

Asher M. Rubin
Vice President, General Counsel and Secretary

      All stockholders as of the Record Date, or their duly appointed proxies may attend the meeting, and each stockholder may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 9:00 a.m., local time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

      This Notice, Proxy Statement and the enclosed Annual Report, which includes consolidated financial statements, are being mailed beginning on or about April 5, 2004, to stockholders entitled to vote.

TABLE OF CONTENTS

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR	3

General Information:

Board of Directors	7

Committees of the Board	7

Other Relationships	9

Directors’ Compensation	10

Section 16(a) Beneficial Ownership Reporting Compliance	11

Beneficial Ownership of Common Stock	12

Executive Compensation:

Report of the Compensation Committee of the Board of Directors on Executive Compensation	14

Stock Performance Chart	18

Summary Compensation Table	18

Option Grants	19

Option Exercises and Holdings	20

Certain Relationships and Related Party Transactions	20

Employment Agreements	21

401(k) Retirement Savings Plan	22

Employee Share Option and Restricted Share Plans	22

Key Person Life Insurance	22

Compensation Committee Interlocks and Insider Participation	22

Report of the Audit Committee of the Board of Directors	23

Independent Public Accountants	24

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS	26

3. AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED	27

Other Matters:

Stockholder Proposals	28

Annual Report on Form 10-K	28

Other Business	29

Proxies and Voting at the Meeting	29

1. Election of Directors for a Term of One Year

       Our entire Board of Directors is elected each year at the annual meeting. Each director serves for one year and until a successor director is elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one or more of them is unable to accept nomination or election, we intend to vote proxies for the election of a nominee or nominees designated by the Board of Directors, unless the Board reduces the total number of directors on the Board or decides to fill the vacant position at a later time. Our Board of Directors currently consists of ten directors. W. Leigh Thompson, M.D., Ph.D., a director of the Company since April 1995, has informed us that he will not stand for re-election to the Board; and therefore, will be retiring from the Board at the 2004 Annual Meeting, at the end of his current term. For 2004, the Board has determined that the Board will consist of nine directors. All of our current directors, other than Dr. Thompson, are standing for re-election. The Board of Directors recommends that you vote “FOR” each of the nominees for director.

      Information for each nominee, including biographical information for at least the past five years, is set forth below:

Craig R. Smith, M.D. Age 58	Dr. Smith is Chairman of the Board of Directors, President and Chief Executive Officer of Guilford Pharmaceuticals Inc. He is also a member of the Board’s Science Committee and New Hire Option Committee. Dr. Smith joined Guilford as a director at Guilford’s inception in July 1993. Dr. Smith was elected President and Chief Executive Officer in August 1993 and was elected Chairman of the Board in January 1994. Prior to joining Guilford, Dr. Smith was senior vice president for business and market development at Centocor, Inc. (a biotechnology company). Dr. Smith joined Centocor in 1988 as vice president of clinical research after serving on the faculty of the Department of Medicine at Johns Hopkins Medical School for 13 years. Dr. Smith received his M.D. from the State University of New York at Buffalo in 1972 and received training in Internal Medicine at Johns Hopkins Hospital from 1972 to 1975.

George L. Bunting, Jr Age 63	Mr. Bunting is Chairman, Chief Executive Officer and President of Bunting Management Group. Since 1991, he has been President and Chief Executive Officer of Bunting Management Group. Mr. Bunting has been a Guilford director since May 1996, and he is Chairman of the Board’s Compensation Committee and a member of the Board’s Nominating and Governance Committee. He is the former Chairman of the Board and Chief Executive Officer of the Noxell Corporation (a Procter & Gamble Company as of November 1989). Mr. Bunting joined Noxell Corporation in 1966 as a product manager. In 1968, he was elected to the Board of Directors of Noxell. In March 1970, he was elected to the position of executive vice president and served as president and chief executive officer from November 1973 until April 1986, when he became chairman and chief executive officer. Mr. Bunting is a director of Mercantile Bankshares Corporation, Baltimore Equitable Insurance Company and Mercantile Safe

Deposit and Trust Company. He served as chairman of the Board of Trustees of Johns Hopkins University, Johns Hopkins Health System, and Johns Hopkins Hospital from 1994 until 1998 and for Johns Hopkins Medicine from 1996 until 1998. Mr. Bunting continues to serve as a trustee for these institutions.

Joseph R. Chinnici Age 49	Mr. Chinnici is Senior Vice President, Finance and Chief Financial Officer of CIENA Corporation, a leading global provider of innovative network solutions to service providers and enterprises worldwide. Mr. Chinnici joined Guilford’s Board in February 2003, and is the Chairman of the Board’s Audit Committee. Mr. Chinnici has held his current position with CIENA since August 1997. From May 1995 to August 1997, Mr. Chinnici served as CIENA’s Vice President, Finance and Chief Financial Officer. Mr. Chinnici joined CIENA in September 1994 as its Controller. Mr. Chinnici holds a B.S. degree in accounting from Villanova University and an M.B.A. from Southern Illinois University.

Barry M. Fox Age 60	Mr. Fox is a partner at the law firm of Cleary, Gottlieb, Steen & Hamilton, an international law firm based in New York City. Mr. Fox joined Guilford’s Board in September 2002, and is a member of the Board’s Compensation Committee. Mr. Fox joined Cleary, Gottlieb in 1974 and became a partner in 1981. Mr. Fox received a J.D. degree, cum laude, in 1969 from Harvard Law School, where he was editor of the Harvard Law Review from 1967 to 1969. He received an undergraduate degree in human biology from Johns Hopkins University where he attended the medical school from 1963 to 1965.

Joseph Klein, III Age 43	Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial and investment advisory firm, which he founded in 1998. Mr. Klein is also a founding member and currently a Venture Partner of Red Abbey Venture Partners, LLC, the general partner of several life science investor partnerships. Mr. Klein has been a Guilford director since August 1998, and is a member of the Board’s Nominating and Governance, Science and Audit Committees. From June 2001 to June 2002, Mr. Klein served as a Venture Partner of MPM Capital, one of the largest health care venture capital firms in the world. From June 1999 through September 2000, Mr. Klein had been Vice President of Strategy for Medical Manager Corporation, a physician office management information systems venture. From June 1998 to June 1999, Mr. Klein served as Health Care Investment Analyst for the Kaufmann Fund. From 1995 to 1998, Mr. Klein was Portfolio Manager and Chairman of the investment advisory committee of T. Rowe Price Health Sciences Fund, Inc. From 1989 to 1998, Mr. Klein served as Vice President and Health Care

Investment Analyst for T. Rowe Price Associates, Inc., an investment management firm. He holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Economics from Yale University. Mr. Klein is a director of NPS Pharmaceuticals, Inc. and Genaissance Pharmaceuticals, Inc.

Elizabeth M. Greetham Age 54	Ms. Greetham is Chief Executive Officer and President of ACCL Financial Consultants (an investment management and consulting firm focusing in the pharmaceutical industry). From August 2000, until October 2003, she was Chairman of the Board of Directors and Chief Executive Officer of DrugAbuse Sciences, Inc. She joined DrugAbuse Sciences as its Chief Financial Officer in June 1999. Ms. Greetham has been a Guilford director since November 1995. She is a member of the Board’s Compensation Committee. From 1992 to 1999, Ms. Greetham was portfolio manager of WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences Fund, L.P. From 1990 through 1999, she was involved in health care investments for institutional, growth and individual high net worth accounts at Weiss, Peck & Greer, L.L.C. Ms. Greetham is a director of Stressgen Biotechnologies Corporation and King Pharmaceuticals, Inc.

Ronald M. Nordmann Age 62	Mr. Nordmann is Co-President of Global Health Associates, LLC (a consulting firm to life sciences companies). Mr. Nordmann joined the Guilford Board in May 2000, and is Chairman of the Board’s Nominating and Governance Committee and a member of the Board’s Audit Committee. Mr. Nordmann has held his current position with Global Health Associates since October 2000, and prior to that was a private investor from January 2000 through October 2000. From September 1994 until January 2000, Mr. Nordmann was a partner at Deerfield Management, a health care investment management firm where he served as a portfolio manager and analyst of a $1.2 billion health care sector fund. Mr. Nordmann has over 25 years experience in investment management and analysis of the pharmaceutical industry. He received his B.A. in Business and Industrial Management from Johns Hopkins University in 1963 and his MBA in Finance and Marketing from Fairleigh Dickinson University in 1966. Mr. Nordmann is a director of Shire Pharmaceuticals Group plc, Neurochem, Inc., and Pharmaceutical Resources, Inc. Mr. Nordmann is a member of the Board of Trustees of Johns Hopkins University and is a member of its advisory counsel.

Solomon H. Snyder, M.D. Age 65	Dr. Snyder is Director of the Department of Neuroscience at Johns Hopkins Medical School and its Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences, and Psychiatry. Dr. Snyder has been a Guilford director since Guilford’s inception in July 1993 and has been a consultant to the Company since August 1993. Dr. Snyder has held his current position with Johns Hopkins Medical School since 1980. Dr. Snyder is Chairman of the Board’s Science Committee. Dr. Snyder received his M.D. in 1962 from Georgetown Medical School, trained as a research associate with Julius Axelrod at the National Institute of Mental Health and completed his psychiatry residency at Johns Hopkins Hospital. Dr. Snyder has received a number of awards including the Albert Lasker Award in Basic Biomedical Research, the Wolf Prize and the Bower Award. He is a member of the U.S. National Academy of Sciences, the Institute of Medicine and the American Academy of Arts and Sciences.

David C. U’Prichard, Ph.D. Age 55	Dr. U’Prichard is President of Druid Consulting LLC, a specialized pharmaceutical and biotechnology consulting firm, and a Venture Partner and member of the health care team of Apax Partners Ltd., a global private equity fund. Dr. U’ Prichard has been a Guilford director since November 2003 and is a member of the Board’s Science Committee. From March 1999, through January 2003, Dr. U’Prichard was the Chief Executive Officer and director of 3-Dimensional Pharmaceuticals Inc., a publicly-traded biotechnology company, which was acquired by Johnson & Johnson Pharmaceutical Research and Development, L.L.C., in January 2003. From August 1997 to February 1999, Dr. U’Prichard served as President of Research and Development at SmithKlineBeecham. Prior to SmithKline Beecham, he worked for ICI/ Zeneca (now AstraZeneca) from 1986 to 1997, last serving as Executive Vice President and International Research Director from 1994 to 1997. Dr. U’Prichard received his Ph.D. in Pharmacology from the University of Kansas, and his B.S. in Pharmacology with first-class honors from the University of Glasgow, Scotland. He has held academic appointments at Northwestern University, Johns Hopkins University and the University of Pennsylvania and is an honorary professor at the University of Glasgow. Dr. U’Prichard serves on the Board of Directors of Lynx Therapeutics, Inc.

GENERAL INFORMATION

Board of Directors

      The Board of Directors held nine regular and special meetings during 2003. All of our directors attended at least 75% of these meetings, as well as meetings of the committees on which they serve. Seven members of the Board of Directors attended our 2003 Annual Meeting. The Company encourages, but does not require, members of the Board of Directors to attend Annual Meetings.

      The Board has determined that, with the exception of Drs. Smith and Snyder, all of its members are “independent directors” as that term is defined in the listing standards of the Nasdaq Stock Market. Dr. Smith is our President and Chief Executive Officer and Dr. Snyder provides certain consulting services to our company described below.

      The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire Board or to individual members, addressing them to our Corporate Secretary, Asher M. Rubin, at 6611 Tributary Street, Baltimore, Maryland 21224. Communications by e-mail should be addressed to ir@guilfordpharm.com and marked “Attention: Corporate Secretary” in the “Subject” field.

Committees of the Board

      Our Board has five standing committees: the Audit Committee; the Compensation Committee; the New Hire Option Committee; the Nominating and Governance Committee; and the Science Committee.

      Audit Committee. The Audit Committee has three members and serves the functions set forth in the following table. The Board has adopted a written charter for the Audit Committee, which was amended in February 2003 and is available on our website at www.guilfordpharm.com. All of the members of the Audit Committee are independent, within the meaning of the Nasdaq Stock Market listing standards. Our Board has determined that Mr. Chinnici is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). The Audit Committee’s report is included in this proxy statement. The Audit Committee met five times in 2003.

Audit Committee Members	Audit Committee Functions
Joseph R. Chinnici (Chairman) Joseph Klein, III Ronald M. Nordmann	• Monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance
• Hires, fires, compensates, oversees and monitors the independence and performance of our independent auditors
• Approves in advance all audit services and permissible non-audit services to be performed by our independent auditors
• Ensures an adequate level of communication is established and maintained among the independent auditors, management, and the Board of Directors (including the Audit Committee)
• Establishes and implements procedures for confidential communications for “whistleblowers‘ and others with accounting concerns

      Compensation Committee. The Compensation Committee has four members and serves the functions set forth in the following table. The Compensation Committee’s report is included in this proxy statement. The Compensation Committee met five times in 2003.

Compensation Committee
Members	Compensation Committee Functions
George L. Bunting, Jr. (Chairman) Barry M. Fox Elizabeth M. Geetham W. Leigh Thompson, M.D., Ph.D.	• Establishes compensation of the Chief Executive Officer and other executive officers
• Prepares an annual report to stockholders on executive compensation practices
• Administers employee stock option plans and such other plans as we may adopt from time to time
• Approves and establishes policies with regard to company salary, incentive, equity and other compensation programs
• Approves transactions, if any, between us and our directors or executive officers

      New Hire Option Committee. The New Hire Option Committee has one member and serves the functions set forth in the following table. The New Hire Option Committee does not have meetings, but instead acts by written consent. During 2003, the New Hire Option Committee granted a total of 161,400 options to approximately 80 newly hired employees and employees who were promoted from non-exempt to exempt status.

New Hire Option
Committee Member	New Hire Option Committee Functions
Craig R. Smith, M.D.	• Authorizes grants of options to purchase our common stock to newly hired employees (which grants may not exceed 50,000 shares to any newly hired employee without the concurrence of the Chairman of the Compensation Committee)
• Authorizes grants of options to purchase our common stock to existing employees being promoted from non-exempt to exempt status

      Nominating and Governance Committee. The Nominating and Governance Committee has three members and serves the functions set forth in the following table. All of the members of the Nominating and Governance Committee are independent, within the meaning of the Nasdaq Stock Market listing standards. The Nominating and Governance Committee’s written charter is available on our website at www.guilfordpharm.com. The Nominating and Governance Committee met twice in 2003.

      Prior to August 2003, our Nominating and Governance Committee was only chartered with responsibilities related to nominating candidates to serve as directors, either for election at the annual meeting of stockholders of the Company, or to fill vacancies created by resignations of existing directors or the expansion of the Board. In August 2003, the Board of Directors reconstituted that Nominating Committee as the Nominating and Governance Committee and assigned it governance responsibilities. Those additional responsibilities are indicated in the list below with a “*’ beside the applicable responsibility.

Nominating and Governance
Committee Members	Nominating and Governance Committee Functions
Ronald M. Nordmann (Chairman) George L. Bunting, Jr. Joseph Klein, III	• Considers and makes recommendations to the Board of Directors regarding those persons deemed to be suitable for nomination as the Board’s nominees for election to the Board of Directors
• As vacancies on the Board of Directors occur, proposes persons for election to fill such vacancies
• Recommends to the Compensation Committee of the Board appropriate methods and rates of director compensation*
• On an annual basis, reviews the Board in terms of membership, size, membership of committees, committee charters, and recommends appropriate changes*
• Conducts evaluations of the performance of the Board of Directors*
• Develops corporate governance principals*

      In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating and Governance Committee identifies, recruits and nominates candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to the Company’s needs. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. In addition, the Committee considers recommendations for nomination from any reasonable source, including officers, directors and stockholders of the Corporation according to the foregoing standards. When appropriate, the Committee may retain executive recruitment firms to assist in identifying suitable candidates. Persons wishing to suggest potential nominees may address their suggestions in writing to Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Corporate Secretary.

      Science Committee. The Science Committee has four members and serves the functions set forth in the following table. The Science Committee met twice in 2003.

Science Committee Members	Science Committee Functions
Solomon H. Snyder, M.D. (Chairman) Joseph Klein, III Craig R. Smith, M.D. W. Leigh Thompson, M.D., Ph.D. David C. U’Prichard, Ph.D.	• Advises the President and Chief Executive Officer of the Company regarding future research and development efforts
• Engages consultants to advise the committee in its review of the Company’s research and development programs
• Conducts peer review of the Company’s research and development projects

Other Relationships

      In September 1995 we entered into a consulting agreement with Solomon H. Snyder, M.D., which has been extended from time to time (most recently in August 2003) and currently expires in August 2006. Under this agreement, Dr. Snyder provides certain consulting services to us. These services include, among others, assisting us to recruit scientific staff, advising us as to the purchase of laboratory equipment and acquisition of new technologies, and participating in business meetings as our President and Chief Executive Officer may reasonably request from time to time. The agreement provides that Dr. Snyder is entitled to receive a cash retainer of $20,000 per month during the agreement’s term and that the Company will reimburse Dr. Snyder for reasonable expenses incurred by him in the performance of his duties under the agreement (but will not otherwise be obligated to pay Dr. Snyder for service on the Company’s Board, any committee thereof or any Company scientific advisory board or similar body). The agreement also provides that for so long as Dr. Snyder is a member of the Board of Directors, he is eligible to receive stock option awards which we generally grant to outside directors. In addition to his consulting fees and eligibility to receive stock option awards, Dr. Snyder is entitled to name the beneficiary of a policy of life insurance that the Company owns providing a death benefit in the event of the second to die of either Dr. Snyder or his wife. The premium for the policy is $45,000 annually. We pay these amounts in equal monthly installments. For each of the one-year periods ending on December 31, 2001, 2002 and 2003, we paid Dr. Snyder $223,333, $233,333, and $240,000, respectively, pursuant to the consulting agreement.

Directors’ Compensation

      We do not pay directors who are also employees of Guilford (currently, Dr. Smith is the only director of Guilford who is also an employee) for serving on the Board or any committee. We paid all non-employee directors an annual retainer of $12,500 and $1,500 for each Board meeting attended in 2003. The Board also established compensation for members of the Audit Committee, Compensation Committee and Nominating and Governance Committee at $500 for each meeting attended. Members of the Science Committee receive $7,500 for each meeting attended. In addition, Dr. Snyder has a consulting agreement with Guilford (see the section above, entitled “Other Relationships”), and, except as described below, does not receive any compensation for his service on the Board or any committee.

      We reimburse each director, whether an employee or not, for expenses of attending Board and committee meetings.

      Upon joining our Board of Directors, each director receives an option to purchase 30,000 shares of our common stock. Prior to May 2002, that option was granted under our Directors’ Stock Option Plan (the “Directors’ Plan”), which was adopted in 1994. In May 2002, we adopted the 2002 Stock Option and Incentive Plan (the “2002 Plan”), and terminated the Director’s Plan with respect to any future options grants. Beginning in May 2002, therefore, upon joining our Board, directors receive the option from the 2002 Plan. Thereafter, each eligible director receives additional options to purchase 7,500 shares of our common stock, immediately following each annual election of directors so long as he or she has served on the Board for at least one full year and continues to serve as a director on the grant date. Directors may exercise these options for up to one-half of the shares covered on the first anniversary of the date of the grant. The remaining 50% vests on the second anniversary date. Once vested, directors may exercise these options for up to 10 years from the initial option grant date.

      Dr. Snyder did not participate in the Directors’ Plan; and therefore, did not receive the option to purchase 30,000 shares of our common stock. Since 1999, however, the Board has granted Dr. Snyder additional options to purchase 7,500 shares of our common stock immediately following his re-election to our Board. Dr. Snyder’s options vest and are exercisable in the same manner as the other directors’ options.

      Dr. Smith, as an employee-director, does not receive stock option grants for serving as a director of Guilford, although he is eligible to receive stock options as an employee of Guilford. See the section entitled “Option Grants” on page 19.

      Options issued to directors are considered “non-qualified” stock options for tax purposes, meaning that directors may be subject to certain federal and state taxes at the time they exercise these options. The exercise price of options we grant is equal to the closing price of our stock (as reported on the Nasdaq Stock Market) on the day immediately prior to the date we grant the options.

      A director may also transfer these options to his or her spouse, children or grandchildren (and certain trusts for the benefit of these family members or partnerships in which such family members are the only partners) so long as he or she receives no payment for that transfer. In addition, these immediate family members (or their trusts or partnerships) may transfer options among themselves so long as no amounts are paid for these transfers. A director may also transfer these options following his or her death by will or the laws of descent and distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Exchange Act requires our executive officers and directors, and any persons owning more than 10% of a class of our stock, to file certain reports on ownership and changes in ownership with the SEC. Based on a review of copies of such reports we received and on written representations from certain reporting persons, we believe that during 2003, our executive officers and directors filed with the SEC on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, with the exception that stock options granted to our executive officers on February 18, 2003, were recorded on Forms 5 filed in February 2004, rather than on Forms 4.

BENEFICIAL OWNERSHIP OF COMMON STOCK

       The following table shows the beneficial ownership of our common stock as of March 19, 2004 of each director or nominee for director, the five executive officers shown in the Summary Compensation Table on pages 18-19 (hereinafter referred to as “named executive officers”), stockholders that beneficially held five percent or more of our common stock, and all of our directors and officers as a group.

		Right to Acquire	Percent of
		within 60 days of	Outstanding
Name	Owned(1)	March 19, 2004	Shares(2)

FMR Corp.(3)	3,278,200	—	9.66%
Barclays Global Investors, NA(4)	1,718,526	—	5.06%
Smithfield Fiduciary LLC	1,385,935	2,200,264	10.57%
c/o Highbridge Capital Management, LLC(5)
Arnold Snider	3,352,547	—	9.88%
(entities affiliated with Deerfield Capital, L.P.)(6)
Craig R. Smith, M.D.	368,540	577,231	2.79%
Andrew R. Jordan	137,156	257,997	1.16%
John P. Brennan	96,373	256,089	1.04%
Thomas C. Seoh	44,454	241,122	*
Nancy J. Linck, Ph.D.	23,355	120,102	*
George L. Bunting, Jr.(7)	682,150	78,750	*
Elizabeth M. Greetham	2,952	78,750	*
Joseph Klein, III	35,000	56,250	*
Solomon H. Snyder	730,193	123,750	2.52%
W. Leigh Thompson	24,705	86,250	*
Ronald M. Nordmann	5,000	48,750	*
Barry M. Fox	25,400	15,000	*
Joseph R. Chinnici	—	15,000	*
David C. U’Prichard	—	—	*
All 18 officers and directors as a group	1,543,000	2,256,159	11.20%

*	Represents less than 1% of the shares outstanding.

(1)	Includes shares for which the named person:

•	has sole voting and investment power,

•	has shared voting and investment power with a spouse or minor child, and/or

•	holds in a 401(k) Retirement Savings Plan account or other qualified retirement account, unless otherwise stated in these footnotes.

(2)	In computing the percentage ownership of each named person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 19, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The address of this stockholder is 82 Devonshire Street, Boston, MA 02109. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on March 10, 2004.

FMR is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 2,944,400 shares of Guilford’s Common Stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 333,800 shares of Guilford’s Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of

FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to 3,278,200 shares of Guilford’s Common Stock owned by the Fidelity funds, which power resides with the funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to the 2,944,400 shares of Guilford’s Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive and voting power with respect to 333,800 shares of Guilford’s Common Stock owned by the FMT institutional accounts.

(4)	The address of this stockholder is 45 Fremont Street, San Francisco, CA 94105, and the address of Barclays Global Investors, Ltd., a UK company is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on February 17, 2004.

These entities are affiliated with the following companies that may be deemed to have the power to vote and/or dispose of shares of Guilford’s common stock: Barclays Global Fund Advisors; Barclays Global Investors Japan Trust and Banking Company Limited; Barclays Life Assurance Company Limited; Barclays Bank PLC; Barclays Capital Securities Limited; Barclays Capital Inc.; Barclays Private Bank and Trust (Isle of Man) Limited; Barclays Private Bank and Trust (Jersey) Limited; Barclays Bank Trust Company Limited; Barclays Bank (Suisse) SA; and Barclays Private Bank Limited.

(5)	The address of this stockholder is 9 West 57th Street, 27th Floor, New York, NY 10019. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on December 19, 2003.

Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC. The number of shares which this stockholder has the right to acquire within 60 days of March 19, 2004, includes warrants to purchase 277,187 shares of the Company’s Common Stock at an exercise price of $7.55 per shares and $12,000,000 principal amount of the Company’s 5% Convertible Subordinated Notes, which are convertible into 1,923,077 shares of the Company’s Common Stock at $6.24 per share.

(6)	Based on a Schedule 13G/ A filed with the SEC on February 12, 2004, the number of shares owned by entities affiliated with Arnold H. Snider and Deerfield Capital L.P. includes 1,709,799 shares held of record by Deerfield Capital L.P. and Deerfield Partners, L.P., each a Delaware limited partnership, and 1,642,748 shares held of record by Deerfield Management Company, a New York limited partnership, and Deerfield International Limited, a British Virgin Islands corporation.

(7)	Includes 650,000 shares held by The Abell Foundation, Inc., for which Mr. Bunting disclaims a beneficial interest. Mr. Bunting serves as a trustee and a member of the finance committee of The Abell Foundation. Does not include 3,500 shares held by a limited liability company for which Mr. Bunting disclaims beneficial interest except as to his 1% pecuniary interest in the limited liability company.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Compensation Committee of the Board is currently comprised of Mr. Bunting, Mr. Fox, Ms. Greetham and Dr. Thompson, all of whom are outside directors. The Committee is responsible for overseeing Guilford’s compensation programs for all employees. The Committee is also responsible for establishing the compensation of the Company’s executive officers.

Compensation Philosophy

      The goals of our compensation program are to:

•	align employee compensation with Guilford’s business objectives and performance, and

•	enable Guilford to attract and retain executive officers and other employees who contribute to Guilford’s long-term success and to motivate them to enhance long-term stockholder value.

      To achieve these goals, the committee:

•	compares Guilford’s salary practices with those of other biopharmaceutical companies with which Guilford competes for talent to ensure that employee salaries are competitive and adjusts employee salaries from time to time as market conditions warrant;

•	establishes annual incentive opportunities to motivate Guilford employees to achieve specific short-term operating goals; and

•	grants significant equity-based incentives to executives and other employees to ensure that they are motivated over the long-term to respond to Guilford’s business challenges and opportunities, as owners and not simply as employees.

      In general, we seek to set the components of compensation and total compensation (that is, base salary, annual incentives and long-term equity-based incentives) to be competitive with other biopharmaceutical companies that:

•	we deem comparable to Guilford in terms of size, stage of development, potential, target peer group and/or other factors, or

•	compete in the job market for individuals with skills desired by Guilford.

      Base Salary. The committee compares the base salary of each executive officer annually, including those of the executives listed in the “Summary Compensation Table” on pages 18-19, against the base salaries paid for similar positions by companies within a comparison group. The Committee considers a range of salary levels for comparable positions. Within this range, the Committee considers individual factors it deems appropriate, including:

•	individual performance,

•	level of responsibility,

•	prior experience,

•	breadth of knowledge,

•	competitive pay practices,

•	the extent to which Guilford has achieved its annual corporate objectives, and

•	Guilford’s other significant accomplishments and business priorities during the period under review.

      From year to year, the relative weighting of the individual components and the corporate performance component may differ from, and can be expected to change over time as Guilford develops as a business and the industry evolves.

      Based on the Committee’s review of these factors, the Committee authorized the allocation of $108,755 for base salary increases for all of Guilford’s executives, other than Dr. Smith, whose compensation we discuss below. This amount represents an increase of 4.2% over 2003 base salary levels. The Committee also authorized Guilford’s management to allocate $828,211 for base salary increases for all Guilford employees as a group, again, not including Dr. Smith. This amount represents a 4.2% increase over 2003 base salary levels.

      Annual Incentive. In addition to base salary, Guilford offers discretionary cash bonuses to employees, including executives, as annual incentives to achieve short-term operating objectives. The actual incentive award earned by any employee depends on the extent to which corporate and individual performance objectives were achieved during the year and also depends upon the business’ priorities at the time the decision is made whether or not to award an incentive. Guilford’s objectives consist of operating, strategic, and financial goals that are critical to Guilford’s fundamental long-term goal of building stockholder value.

      Performance objectives are established at the beginning of each year. After the end of the year, we evaluate Guilford’s business priorities and the degree to which Guilford has met its goals. In our sole discretion, we establish a pool of funds available for annual incentive awards. Individual awards are determined based on Guilford’s overall performance and by evaluating each participant’s performance against personal and corporate objectives. A portion of the award pool is then allocated based on the participant’s contributions during the year. Guilford pays awards in cash and distributes these bonuses in the first quarter following the performance year.

      For 2003, Guilford met a number of its corporate goals, including the following:

•	Receiving approval from the FDA to market and sell GLIADEL® Wafer in connection with first surgery for malignant glioma;

•	Acquiring AGGRASTAT® Injection from Merck & Co., Inc. for a purchase price of $84 million;

•	Completing Phase II clinical trials with AQUAVAN® Injection for procedural sedation;

•	Initiating Phase II clinical trials with GPI 1485 for peripheral nerve injury;

•	Licensing our NAALADase Inhibitor research program to Pfizer and receiving an upfront license fee of $5 million; and

•	Completing capital raising activities of approximately $158 million (consisting of an $18.8 million term loan from Wachovia Bank, N.A., a $69.4 million convertible debt offering, a $42 million revenue interest arrangement with Paul Royalty Fund, L.P., and Paul Royalty Fund Holdings II, L.P., and a $27.3 million private placement of our common stock).

      Based on this performance, we authorized management to allocate $970,000 for annual incentive bonuses for all of Guilford’s executives other than Dr. Smith. This amount equals 37.6% of the total base salaries of these executives in 2003. We also authorized the Company’s management to allocate $2,676,886 for annual incentive bonuses for all Guilford employees as a group, again, not including Dr. Smith. This amount equals 17.2% of the total base salaries of these employees in 2003.

      Long-Term Incentives. Guilford implements its long-term incentive program through its stock option and restricted share plans. The program uses vesting periods (generally four years) to encourage executives and other full-time, salaried employees to continue in the employ of Guilford. Through option grants and restricted share awards, executives receive equity incentives to build long-term stockholder value. Grants are made at fair market value equal to the closing price of Guilford’s common stock on the trading date immediately preceding the grant date. Recipients realize value from these grants only if Guilford’s stock appreciates over the term of the option. The Committee looks at the following factors to determine how many options to grant:

•	the option grant practices of the companies in a comparison group,

•	Guilford’s philosophy of significantly linking executive and employee compensation with stockholder interests,

•	Guilford’s performance relative to its objectives, and

•	Guilford’s other accomplishments during the year.

      Based on these factors, in respect of performance in 2003 and the Board of Directors continued faith in the Company’s management to accomplish the Company’s goals, the Committee authorized the award of a total for 785,093 shares of Guilford stock for all eligible employees, excluding the chief executive officer. Of this amount, the Committee granted options to purchase 370,000 shares of stock to Guilford’s executives, again excluding the Chief Executive Officer. The Committee believes that by providing these executives with options, they have a strong interest in increasing shareholder value. In addition, the use of equity awards provides the Committee a means to reward performance while preserving cash for other liquidity needs. The Committee exercises subjective judgment and discretion in applying the above criteria and its general compensation objectives and policies to determine individual equity awards.

Chief Executive Officer Compensation

      In July 1993, Dr. Smith was recruited as Guilford’s first employee and given the mandate to organize its operations, secure additional financing and recruit its initial staff. The Compensation Committee’s general philosophy in establishing Dr. Smith’s salary is the same as the compensation philosophy used for establishing the compensation of all other executive officers. In addition, the Compensation Committee’s approach is to have a large percentage of Dr. Smith’s total compensation based on certain performance criteria and the achievement of corporate goals. Based on the Company’s achievement of its corporate goals in 2003, the Committee decided to increase Dr. Smith’s annual base salary $20,000 to $560,000, and award him a cash bonus of $300,000.

      For his performance and leadership in 2003, as a means of providing a long-term incentive to Dr. Smith, Dr. Smith was granted an option to purchase 100,000 shares of Guilford’s common stock at an exercise price of $7.94 (the closing price of the stock on the trading day preceding the grant), vesting 25% on the first anniversary of the grant date, and in 36 equal monthly installments thereafter. The Committee determined that the use of an option for Dr. Smith rewards him for his performance while at the same time provides an incentive to him to remain with the Company and encourages him to focus on both obtaining and maintaining long-term corporate performance.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits tax deductions Guilford can take for annual executive compensation over $1.0 million. There are several exceptions to this limitation, including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Under Guilford’s current compensation practices, the limitations of Section 162(m) have no or minimal applicability currently and will not in the near future. We intend to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) as long as doing so is compatible with our determination as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of Guilford.

Conclusion

      In summary, we believe that through the arrangements we describe above a significant portion of Guilford’s compensation program as well as Dr. Smith’s compensation is contingent on Guilford’s performance and that the level of benefits is closely linked to increases in long-term stockholder value. Guilford remains committed to this philosophy of “pay for performance,” recognizing that the competitive market for talented executives and other employees and the volatility of Guilford’s business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in Guilford’s business environment.

      This report is being provided to Guilford stockholders for informational purposes. You should not consider this report and the stock price performance chart that follows to be “soliciting materials” or to be “filed” with the SEC. It also is not subject to the SEC’s proxy rules or to the liabilities of Section 18 of the U.S. Securities Exchange Act of 1934. In addition, the report and the performance graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by Guilford under the federal securities laws.

COMPENSATION COMMITTEE George L. Bunting, Jr. (Chairman) Barry M. Fox Elizabeth M. Greetham W. Leigh Thompson, M.D., Ph.D.

STOCK PERFORMANCE CHART

       The following graph compares the five-year cumulative return for our common stock with the NASDAQ Stock Market Composite Index and the BioCentury 100 Index. The graph assumes $100 invested on December 31, 1998, in our common stock and $100 invested at that same time in either of the two indexes. The comparison assumes that all dividends are reinvested. You should not rely on historical price performance to indicate future stock performance.

Guilford Pharmaceuticals Inc.

	GLFD	NASDAQ Composite	Biocentury 100

12/31/1998	100.0000	100.0000	100.0000
12/31/1999	119.2980	185.5850	186.6700
12/31/2000	126.3160	112.6710	258.9020
12/31/2001	84.2105	88.9501	179.8050
12/31/2002	27.9298	60.9074	92.6009
12/31/2003	47.5789	91.3659	134.4380

Summary Compensation Table

      The following table summarizes the compensation of our Chief Executive Officer and our four most highly compensated executive officers as of December 31, 2003.

				Long-Term
				Compensation

	Annual Compensation			Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)(1)

Craig R. Smith, M.D.	2003	$540,000	$300,000	100,000	$11,276
Chairman, President and	2002	533,333	—	100,000	9,330
Chief Executive Officer	2001	483,333	210,000	150,500	95,504
Andrew R. Jordan	2003	294,792	135,000	50,000	8,738
Executive Vice President,	2002	266,821	—	50,000	6,471
Chief Financial Officer and Treasurer	2001	254,371	64,000	50,500	26,358
John P. Brennan	2003	273,500	85,000	30,000	10,531
Senior Vice President,	2002	271,391	—	40,000	9,260
Technical Operations	2001	257,816	63,000	40,500	41,834
Thomas C. Seoh	2003	271,000	110,000	40,000	7,922
Senior Vice President,	2002	268,633	—	40,000	5,253
Corporate and Commercial	2001	254,000	74,000	50,500	15,934
Development

				Long-Term
				Compensation

	Annual Compensation			Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)(1)

Nancy J. Linck, Ph.D.	2003	247,250	100,000	40,000	9,545
Senior Vice President,	2002	244,375	—	40,000	8,080
Chief Legal and Compliance	2001	225,000	44,000	40,000	4,962
Officer

(1)	Represents the value of shares as of December 31st of the year issued (i.e., 2001, 2002 and 2003) to the 401(k) Plan account of each executive listed above as part of Guilford’s program of matching employee contributions to 401(k) Plan accounts. For 2003, the value of these shares is based on a closing price of $6.78 per share on December 31, 2003. The value of the company match in 2003 was as follows: Dr. Smith — $8,026; Mr. Brennan — $9,231; Mr. Jordan — $6,338; Mr. Seoh — $7,922 and Dr. Linck — $9,090. In addition, the amounts for 2001 and 2002 include the dollar value of insurance premiums paid by Guilford with respect to split-dollar life insurance policies. At such time as these policies terminate, Guilford will be reimbursed for up to the entire amount of the premiums previously paid, depending on the cash surrender value of the policy at the time of policy termination. In 2002, the Company ceased making contributions to the split-dollar life insurance policies on behalf of the executives.

Option Grants

      The following table sets forth certain information concerning the grant of stock options to our named executive officers for 2003:

Option Grants In Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number	Percentage			Value at Assumed
	of	of Total			Annual Rates of Stock
	Securities	Options			Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise or		Option Term(3)
	Granted(#)	Fiscal Year	Base Price	Expiration
Name and Position	(1)	(%)	($)(2)	Date	5%($)	10%($)

Craig R. Smith, M.D.	100,000	8.3%	$7.94	2/19/14	$499,342	$1,265,432
Andrew R. Jordan	50,000	4.2	7.94	2/19/14	249,761	632,716
John P. Brennan	30,000	2.5	7.94	2/19/14	149,803	379,629
Thomas C. Seoh	40,000	3.3	7.94	2/19/14	199,737	506,173
Nancy J. Linck, Ph.D.	40,000	3.3	7.94	2/19/14	199,737	506,173

(1)	Consists of options granted in February 2004 relating to performance in 2003. These options vest 25% on the first anniversary of the grant date of the option and thereafter the remaining options vest in 36 equal monthly installments.

(2)	The exercise prices are equal to the closing price of the stock on the trading day preceding the grant.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of our common stock from the date of grant until the end of the option term. These assumptions are not intended to forecast future price appreciation of our common stock.

Option Exercises and Holdings

      Employees and other individuals exercised options to acquire an aggregate of 59,300 shares in 2003. The following table sets forth information with respect to our named executive officers concerning the exercise of options during 2003 and unexercised options held as of the end of that year:

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-The-Money Options
			Fiscal Year-End(#)(1)		at Fiscal Year End($)(2)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig R. Smith, M.D.	—	$—	513,168	321,879	$—	$379,000
Andrew R. Jordan	—	—	231,748	140,002	—	189,500
John P. Brennan	—	—	232,548	107,919	3,046	151,600
Thomas C. Seoh	—	—	217,165	120,835	—	151,600
Nancy J. Linck, Ph.D.	—	—	98,540	113,127	—	39,600

(1)	Includes options granted in February 2004 relating to performance in 2003.

(2)	Total value of unexercised in-the-money options is based on the closing price of the common stock of $6.78 per share on December 31, 2003 minus the exercise price of the options.

Certain Relationships and Related Party Transactions

      In February 1994, in connection with the purchase of 34,129 shares of our common stock, John P. Brennan, our Senior Vice President of Technical Operations, delivered to us a full-recourse promissory note bearing interest of 5.34% annually in the amount of $60,000. That note, as amended, was due and payable during February 2002, at which time we extended the payment date of the note to February 2004. In January 2004, the Compensation Committee of the Board of Directors forgave Mr. Brennan’s obligation under the note, at which time the principal and interest on the note equaled approximately $93,800. The forgiveness of the note was a taxable event for Mr. Brennan and Mr. Brennan is responsible for those tax obligations. The forgiveness of the note was in connection with the planned retirement of Mr. Brennan from the Company, which will be effective May 1, 2005. Between now and the effective date of his retirement, Mr. Brennan will be transitioning his duties to his respective successors in the areas of manufacturing, logistics, facilities and employee safety and health.

      In September 1995 we entered into a consulting agreement with Solomon H. Snyder, M.D., which has been extended from time to time (most recently in August 2003) and currently expires in August 2006. Under this agreement, Dr. Snyder provides certain consulting services to us. These services include, among others, assisting us to recruit scientific staff, advising us as to the purchase of laboratory equipment and acquisition of new technologies, and participating in business meetings as our President and Chief Executive Officer may reasonably request from time to time. The agreement provides that Dr. Snyder is entitled to receive a cash retainer of $20,000 per month during the agreement’s term and that the Company will reimburse Dr. Snyder for reasonable expenses incurred by him in the performance of his duties under the agreement (but will not otherwise be obligated to pay Dr. Snyder for service on the Company’s Board, any committee thereof or any Company scientific advisory board or similar body). The agreement also provides that for so long as Dr. Snyder is a member of the Board of Directors, he is eligible to receive stock option awards which we generally grant to outside directors. In addition to his consulting fees and eligibility to receive stock option awards, Dr. Snyder is entitled to name the beneficiary of a policy of life insurance that the Company owns providing a death benefit in the event of the second to die of either Dr. Snyder or his wife. The premium for the policy is $45,000 annually. We pay these amounts in equal monthly installments. For each of the one-year periods ending on December 31, 2001, 2002 and 2003, we paid Dr. Snyder $223,333, $233,333, and $240,000, respectively, pursuant to the consulting agreement.

Employment Agreements

      Each of the “named executive officers” listed in the tables above entered into a severance agreement with Guilford upon commencing employment. The severance provisions in these agreements entitle the executive to continuation of his or her then-current base salary for up to 12 months if we terminate his or her employment other than for cause. In the case of Dr. Smith, our President and Chief Executive Officer, the severance payments continue for up to 36 months. If the executive secures full-time employment during this 12-or 36-month period, we are no longer obligated to continue to make these severance payments. During the severance period, we also continue to provide health, life and disability insurance coverage to the executive.

      In 1998, we entered into additional severance agreements with each of our executive officers (including each named executive officer) that apply if (1) we are subject to a “change in control” and (2) the executive’s employment is terminated other than for cause or the executive voluntarily resigns for “good reason.” Under these agreements, the executive is entitled to a lump-sum payment equal to two times the executive’s then-current annual base salary. In the case of Dr. Smith, the severance amount is three times his then-current base salary. We have also agreed to pay for certain “golden parachute” excise taxes the executive may be liable for under section 4999 of the Internal Revenue Code of 1986, as amended. In addition, we are obligated to continue to provide health, life and disability insurance coverage to the executive for two years or until the executive secures full-time employment elsewhere, whichever happens first.

      For purposes of these agreements, a “change in control” is deemed to have occurred if:

•	a third party or group of third parties becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of our outstanding voting stock;

•	a third party or group of third parties acquires 30% or more of our voting stock but less than 50%, unless prior to the acquisition of these shares, the full Board by at least a two-thirds (2/3) vote specifically approves the acquisition and determines that the acquisition shall not trigger the severance payments; or

•	during any two-year period those individuals who at the beginning of this period make up the Board (“Original Directors”) along with any new directors elected or appointed during this period whose election or appointment resulted from a vacancy on the Board because of the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds (2/3) of the Original Directors then still on the Board, cease for any reason to make up a majority of the Board.

      Under these agreements, an executive has “good reason” to resign if:

•	there is any proposed reduction in the executive’s base salary;

•	there is any reduction in the executive’s responsibilities or areas of supervision; or

•	the executive’s office is relocated outside the metropolitan area in which his or her office was located immediately prior to the change in control.

401(k) Retirement Savings Plan

      We adopted a 401(k) Plan effective January 1, 1994. We intend that this plan satisfy the tax qualification requirements of sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended. All employees, including the executives listed in the above tables, who are at least 21 years old are eligible to participate in the plan as of the first day of the calendar quarter following completion of three months of service. The 401(k) Plan permits participants to contribute up to a fixed dollar amount of their compensation, excluding fringe benefits, subject to certain limits set by section 402(g)(1) of the Internal Revenue Code, as amended. This limit was generally $12,000 in 2003. All amounts a participant defers under the 401(k) Plan vest immediately in the participant’s account. Any contributions we make to participant accounts vest over a four-year period based on the participant’s term of service with our Company. Starting January 1, 1997, we began making “matching contributions” in shares of our stock equal in value to fifty percent (50%) of the first six percent (6%) of an employee’s salary contributed to the employee’s 401(k) Plan account.

Employee Share Option and Restricted Share Plans

      We have adopted share option and restricted share plans for the benefit of our employees and certain other individuals who provide value to our Company. All of our full-time employees, including our executive officers, and certain other individuals, such as consultants, whose participation the Board of Directors determines is in our best interests as a corporation, are eligible to receive options or restricted shares of our stock under our employee share option and restricted share plans. All unvested options and restricted shares held by our employees vest in full upon a “change in control” as described in the Section entitled “Employment Agreements” above.

Key Person Life Insurance

      We own and are the beneficiaries of term life insurance policies each in the amount of $1,000,000 covering Dr. Smith and Messrs. Jordan and Brennan.

Compensation Committee Interlocks and Insider Participation

      Currently, Mr. Bunting, Mr. Fox, Ms. Greetham and Dr. Thompson serve on the compensation committee of our Board of Directors. These individuals served on the compensation committee during all of 2003 as well. None of these individuals is currently, or was during 2003, one of our officers or employees. In addition, none of theses individuals serves as a member of the Board of Directors or on the compensation committee of any company that has an executive officer serving on our Board of Directors or its compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

       The Audit Committee of the Guilford Pharmaceuticals Inc. Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors, which was amended in February 2003, to comply with certain provisions of the Sarbanes-Oxley Act of 2002. During 2003, the Audit Committee met five times and at four of those meetings held an executive session with the Company’s independent accountants. The members of the Committee are Joseph R. Chinnici (Chairman), Joseph Klein, III and Ronald M. Nordmann. The Committee is responsible for, among other things, hiring, firing, compensating, overseeing and monitoring the independence of the Company’s independent accountants.

      The management of the Company is responsible for the Company’s internal controls and financial reporting process. KPMG LLP, the Company’s independent accounting firm, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to provide a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

      In connection with this responsibility, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence.

      Based upon the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements for the year 2003 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Joseph R. Chinnici (Chairman) Joseph Klein, III Ronald M. Nordmann

INDEPENDENT PUBLIC ACCOUNTANTS

       KPMG LLP has been our independent auditor since our inception in 1993, and the Audit Committee has selected KPMG to continue to serve as our independent auditor in 2004. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG’s independence.

      The following table shows the fees that were billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002.

Fee Category	2003	2002

Audit Fees	$256,210	$133,000
Audit-Related Fees	8,450	4,000
Tax Fees	950	4,000
All Other Fees	0	0

Total Fees	$265,610	$141,000

Audit Fees

      This category includes fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements. Also included in audit fees are professional services in connection with the review of registration statements on Forms S-3 and S-8, review of the Company’s convertible subordinated notes offering and issuance of comfort letters and assistance with accounting guidelines on completed transactions.

Audit-Related Fees

      This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included above under “Audit Fees.” These services include advisory services in connection with the Sarbanes-Oxley Act of 2002 and assistance with accounting guidance on proposed transactions.

Tax Fees

      This category includes fees for tax compliance services.

All Other Fees

      The Company did not pay any other fees to KPMG LLP in connection with their services in 2003 and 2002.

Pre-Approval of Services

      The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditors. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

      From time to time, management also submits to the Audit Committee Chairman a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. This submission is made under a delegation of authority from the full Audit Committee to the Audit Committee Chairman, in order to ensure prompt handling of matters on a timely basis. Management and the independent auditor must each confirm to the Audit Committee Chairman that the performance of the non-audit services on the list would not compromise the independence of the auditor and would be permissible under all applicable legal requirements. The Audit Committee Chairman must approve both non-audit services and the budget for each such service before commencement of the work. Management and the independent auditor report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent auditor and the approximate fees incurred by the Company for those services.

      All audit and permissible non-audit services provided by KPMG to the Company for the fiscal year ended December 31, 2003, were pre-approved by the Audit Committee.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       KPMG LLP, certified public accountants, has been our independent auditor since our inception in 1993. A member of the firm will be at the Annual Meeting and will be available to answer appropriate questions, or make a statement if he or she desires to do so.

      KPMG audited our 2003 consolidated financial statements. As part of their audit function, they also reviewed our 2003 annual report to stockholders and various filings with the SEC.

      Additionally, information about KPMG and the services they provide is included on pages 24-25, under the caption “Independent Public Accountants.”

      If the stockholders do not ratify the appointment of KPMG as independent auditors for 2004, we will consider this adverse vote as a direction to the Audit Committee of our Board of Directors to consider the selection of other auditors for 2005. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, we contemplate that their appointment for 2004 will be permitted to stand unless our Audit Committee finds other good reason for making a change.

      The Board of Directors recommends that you vote “FOR” the ratification of KPMG as our independent auditors for 2004.

3. AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

General

      The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized shares of the Company’s common stock from 75,000,000 shares to 125,000,000 shares. If approved by the Company’s stockholders, the first sentence of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation, as amended, would be deleted and replaced with the following:

“FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000) shares consisting of One Hundred Twenty-Five Million (125,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share.”

Purpose of Increasing the Number of Authorized Shares of Common Stock

      The authorization of an additional 50,000,000 shares of common stock would give the Board the express authority, without further action of the Company’s stockholders, to issue such shares of common stock from time to time as the Board deems necessary or advisable. The Company expends substantial funds on research and development and other commercialization activities, including possible expansion of our commercial capabilities, conduct of preclinical studies and clinical trials of product candidates, and administrative support of these activities.

      We believe that having the additional shares authorized and available for issuance will allow us to have greater flexibility in considering potential future actions involving the issuances of stock which may be desirable or necessary in order to execute on our business plans, including capital raising for general corporate purposes. These general corporate uses may include issuance of shares in connection with corporate partnering transactions with other companies for the research, development and/or commercialization of our technologies, acquisition transactions, stock dividends or distributions, stock splits and distributions in connection with future issuance of preferred stock of the corporation, stock options or warrants, or in connection with exercise of rights under our Stockholder Rights Plan. These additional shares of common stock would be available for issuance by our Board of Directors (without further approval by the stockholders, unless such approval were specifically required by applicable law or rules of any stock exchange on which our securities may be listed).

      The following table sets forth as of March 19, 2004 , the number of shares of common stock authorized, outstanding, reserved for issuance, and available for issuance (to the extent not previously reserved). The table further sets forth the approximate number of shares which would be available for issuance if this amendment is approved.

					Available for
					Issuance
					upon
				Available for	Approval of
	Authorized	Outstanding	Reserved (1)	Issuance	Amendment

Common Stock	75,000,000	33,930,330	20,461,008	20,608,662	70,608,662

(1)	Includes shares of common stock issuable upon exercise of outstanding options and warrants and conversion of the Company’s 5% convertible subordinated notes, and reserved for issuance under the Company’s equity compensation plans.

      Although the proposed increase in our authorized capital stock could be construed as having anti-takeover effects, we do not view this proposal in that perspective. Nevertheless, we could use additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of us by, for example, privately placing shares to purchasers who might side with the Board in opposing a hostile takeover bid. We are not aware of any such hostile takeover bid at this time. In addition, shares of common stock may be issued in the event that the rights issued in connection with our Stockholder Rights Plan are exercised. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our bylaws or certain provisions of our Amended and Restated Certificate of Incorporation, as amended, would not receive the requisite vote required. Using our common stock in this manner could make it more difficult or discourage an attempt to acquire control of us if such transactions were opposed by our Board. Further, the issuance of additional shares of our common stock could have an adverse effect on the potential realizable value of a stockholder’s investment in us. In the absence of a proportionate increase in earnings and book value, an increase in the aggregate number of our outstanding shares of common stock would dilute the earnings per share and book value per share of all outstanding shares of common stock. These factors, if reflected in the price per share of our common stock, could adversely affect the realizable value of a stockholder’s investment in us.

      The Board of Directors recommends you vote “FOR” amending our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 75,000,000 to 125,000,000 shares.

OTHER MATTERS

Stockholder Proposals

      In order for stockholder proposals to be properly brought before our 2005 Annual Meeting, our bylaws provide that written notice of the stockholder proposal must be received by our Corporate Secretary, Asher M. Rubin, at 6611 Tributary Street, Baltimore, Maryland 21224, at least 45 days before the date on which we mailed notice of the annual meeting of stockholders and proxy materials for the previous year’s annual meeting of stockholders. Assuming that next year’s Annual Meeting is to be held within 30 days of May 5, 2005, in order for a stockholder proposal to be properly brought before the 2005 Annual Meeting, we need to have received notice of the proposal no later than February 19, 2005. The deadline for stockholder proposals to be considered for inclusion in our proxy statement for our 2005 Annual Meeting is December 6, 2004. Proposals by facsimile will not be accepted.

      If our 2005 Annual Meeting is not held within 30 days of May 5, 2005, however, in order for a stockholder proposal to be properly brought before the 2005 Annual Meeting, our bylaws provide that we must receive the stockholder’s notice of the proposal no later than the close of business on the 10th day following the day on which we mail or make public disclosure of the date of the 2005 Annual Meeting.

Annual Report on Form 10-K

      We are providing to each stockholder as of the Record Date a copy of our Annual Report on Form 10-K concurrently with this Proxy Statement, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. We will provide copies of these exhibits upon request by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to our Corporate Secretary, Asher M. Rubin, at 6611 Tributary Street, Baltimore, Maryland 21224.

Other Business

      We know of no other items of business that may properly be brought before the meeting. If other items of business are properly brought before the meeting, the people named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion.

PROXIES AND VOTING AT THE MEETING

       Only common stockholders of record at the close of business on March 19, 2004 may vote at the meeting. Each share has one vote. There were 33,930,330 shares of common stock outstanding on that date.

      You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Because many of our stockholders are unable to attend the meeting in person, we send proxy cards to all of our stockholders.

      Our Board of Directors is soliciting proxies to be voted at the annual meeting. We will bear the cost of soliciting these proxies. A proxy is a person you appoint to vote on your behalf. The Board of Directors is soliciting the designation of proxies so that all common shares may be voted at the annual meeting. In addition to the use of the mail, we may solicit proxies in person, by telephone, facsimile, wire or other electronic means. You will be designating Craig R. Smith, M.D. (Chairman of the Board, President and Chief Executive Officer), Andrew R. Jordan (Executive Vice President and Chief Financial Officer) and Asher M. Rubin (Vice President, General Counsel and Secretary) and any one of them as your proxies.

      Your proxy will vote according to the instructions you mark on your proxy card. If you complete and return your proxy card but do not indicate your vote on the specified matters, your proxy will vote “FOR” Items 1, 2 and 3. Also, your proxy is authorized to vote, using his best judgment, on any other matters that properly come before the meeting.

      You may revoke your proxy at any time before your shares are voted at the annual meeting by (1) notifying our Corporate Secretary, Asher M. Rubin, in writing at 6611 Tributary Street, Baltimore, Maryland 21224, that you are revoking your proxy, indicating your name and the number of shares held, (2) executing and delivering to our Corporate Secretary, at the above address, a later-dated proxy card, or (3) attending the annual meeting and voting in person by ballot.

      There are three steps to using your proxy card:

      1. Vote on each of the matters as follows:

•	ITEM 1. THE ELECTION OF DIRECTORS. The names of all the directors to be elected are listed on your proxy card. You have three options:

— OPTION 1. To vote for all directors, you check the box marked “FOR.”

— OPTION 2. To vote for some of the directors and against the rest, you should check the box marked “FOR ALL EXCEPT” and fill in the circle next to each nominee for which you wish to withhold your vote. You should NOT check the box marked “FOR.”

— OPTION 3. To abstain from voting for all directors (that is, not vote for or against any of the directors), you check the box marked “WITHHOLD AUTHORITY.”

•	ITEM 2. RATIFICATION OF OUR SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2004.

                You check the box “FOR,” or “AGAINST,” or “ABSTAIN.”

•	ITEM 3. AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 75,000,000 TO 125,000,000.

You check the box “FOR,” or “AGAINST,” or “ABSTAIN.”

      2. Sign and date your proxy card. IF YOU DO NOT SIGN YOUR PROXY CARD, YOUR SHARES CANNOT BE VOTED.

      3. Mail your proxy card in the pre-addressed, postage-paid envelope.

REMEMBER TO CHECK THE BOX ON YOUR PROXY CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

      Assuming that a quorum of stockholders is present at the meeting:

•	those directors who receive a plurality of the votes cast at the meeting will be elected, meaning those individuals nominated for the nine directorships who receive the highest number of votes cast will be elected, even if they receive less than a majority of the votes cast;

•	the selection of our independent auditors will be ratified if a majority of the votes are cast for ratification; and

•	the amendment of our Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of our common stock from 75,000,000 to 125,000,000, will be approved if a majority of all of the shares of our common stock on the Record Date are voted “FOR” the proposal.

      Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.

      A quorum is the presence at the annual meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast. Because on March 19, 2004, there were 33,930,330 shares of common stock outstanding, 16,965,166 shares constitute a quorum for this meeting. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

      You may receive more than one proxy card if you have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. You also may own shares indirectly through one or more brokers. Each of your brokers will send you a proxy card for these shares. You should vote on EACH PROXY CARD you receive and mail it to the address shown on the proxy card.

      If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.

By order of the Board of Directors,

Asher M. Rubin

Vice President, General Counsel and Secretary
April 5, 2004

ANNUAL MEETING OF STOCKHOLDERS OF

GUILFORD PHARMACEUTICALS INC.

May 5, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

(1) The election of directors to server on the Company’s Board of Directors for a term of one year and until their successors are elected and qualified

NOMINEES
☐ FOR ALL NOMINEES	¡	Craig R. Smith, M.D.
	¡	George L. Bunting, Jr.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Joseph R. Chinnici Barry M. Fox
	¡	Elizabeth M. Greetham
☐ FOR ALL EXCEPT	¡	Joseph Klein, III
(See instructions below)	¡	Ronald M. Nordmann
	¡	Solomon H. Snyder, M.D.
	¡	David C. U’Prichard, Ph. D.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of KPMG LLP as the Company's independent auditor for 2004; and	☐	☐	☐

3.	The amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of our common stock from 75,000,000 to 125,000,000	☐	☐	☐

4.	Such other business that may properly come before the meeting.

    If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

    If you plan to attend the 2004 Annual Meeting, please check this box ☐

Signature of Stockholder __________________   Date: ________________   Signature of Stockholder____________________   Date: _________________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GUILFORD PHARMACEUTICALS INC.

REVOCABLE PROXY

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2004
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of GUILFORD PHARMACEUTICALS INC. (the “Company”) hereby appoints Craig R. Smith, M.D., Andrew R. Jordan and Asher M. Rubin, or any of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them, to act in the absence of the other and to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 2004 at 10:00 a.m. (Eastern time) at the Company’s research and development facility located at 6411 Beckley Street, Baltimore, Maryland 21224, and at any adjournments or postponements thereof, in respect of all shares of the Common Stock of the Company which the undersigned may be entitled to vote, on the following matters:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

     The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 5, 2004 and the 2003 Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

(Continued and to be signed on the reverse side)